                          [LETTERHEAD OF PERKINS COIE]

                                                                     EXHIBIT 5.1

                                February 1, 1996

Puget Sound Power & Light Company
411 - 108th Avenue N.E., 15th Floor
Bellevue, Washington 98004-5515

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the authorization and issuance by Puget Sound Power & Light Company (the "Company") of (i) up to 21,400,000 shares of the Company's Common Stock, stated value $10 per share (the "Common Shares"), (ii) 2,400,000 shares (the "Series II Preferred Shares") of the Company's 7.45% Series II Cumulative Preferred Stock, par value $25 per share, and (iii) 1,200,000 shares (the "Series III Preferred Shares"; together with the Series II Preferred Shares, the "Preferred Shares") of the Company's 8.50% Series III Cumulative Preferred Stock, par value $25 per share, pursuant to the terms of the Agreement and Plan of Merger dated as of October 18, 1995 (the "Merger Agreement") by and among the Company, Washington Energy Company ("WECo") and Washington Natural Gas Company ("WNG"), and the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, which you are filing with the Securities and Exchange Commission with respect to the Common Shares and the Preferred Shares.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon the happening of the following events,

     (a) due action by the holders of common stock of each of the Company and WECo (and, in the case of the authorization and issuance of the Preferred Shares only, by the holders of common and preferred stock of
         WNG) approving the Merger Agreement,

     (b) due action by the Board of Directors of the Company designating the Series II Preferred Shares and the Series III Preferred Shares,

     (c) the filing of the Registration Statement and any amendments thereto and the effectiveness of the Registration Statement,

     (d) the filing by the Company of the (i) Company's Amended and Restated Articles of Incorporation and (ii) articles of merger with the Secretary of State of the State of Washington,

     (e) satisfaction or waiver of all conditions precedent set forth in the Merger Agreement, and

     (f) due execution by the Company and registration by its registrar of the Common Shares and the Preferred Shares, and the issuance and sale of the Common Shares and the Preferred Shares as contemplated by the Registration Statement and in accordance with the aforesaid shareholder and governmental authorizations, the Common Shares and the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus, which forms a part of the Registration Statement, under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/  Perkins Coie
                                          Perkins Coie